Exhibit 10.1

November 3, 2021

Frank Thomas

Re:Transitional Services Agreement

Dear Frank:

This letter confirms that you have resigned without Good Reason your employment with Orchard Therapeutics plc (the “Parent”) and Orchard Therapeutics North America (the “U.S. Subsidiary”, and together with the Parent, the “Company”), and that the Company has accepted such resignation, with a mutually agreeable effective date of April 1, 2022 (or such other date consistent with the terms set forth below). The Company appreciates your service and would like to make this transition as smooth as possible. To that end, this letter reflects the arrangement (the “Agreement”) discussed by you and the Company that allows you to remain employed by the Company until April 1, 2022 (unless your employment ends on an earlier date which can only happen if it is consistent with the terms set forth below or if you and the Company agree in writing to extend it to a later date), after which you will be eligible for the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period set forth in the Agreement below, all subject to the terms of the Agreement.

The actual last day of your employment in accordance with the paragraph above is referred to herein as the “Date of Termination.”  The time period between November 1, 2021 and the Date of Termination is referred to herein as the “Transition Period.”

The ending of your employment is a termination other than for Good Reason under the Employment Agreement between you, the Parent and the U.S. Subsidiary effective as of September 1, 2019, as amended by the First Amendment to Employment Agreement between you, the Parent and the U.S. Subsidiary effective as of March 18, 2020 (the “Employment Agreement”), and you are not eligible for severance pay or benefits in connection with the ending of your employment under the Employment Agreement.  Terms with initial capitalization not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

Regardless of whether you enter into the Agreement, the following terms apply with respect to the ending of your employment:

●

The Company shall pay or provide to you (or to your authorized representative or estate) the following Accrued Obligations: (i) any Base Salary earned through the Date of Termination, unpaid expense reimbursements (subject to, and in accordance with, Section 2(c) of the Employment Agreement) and unused vacation that accrued through the Date of Termination on or before the time required by law but in no event more than 30 days after the Date of Termination; and (ii) any vested benefits you may have under any employee benefit plan of the Company through the Date of Termination, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans.

●

Your eligibility to participate in the Company’s group health plans ceases on the last day of the month in which the Date of Termination occurs in accordance with the terms and conditions of those plans.  You will have the right to continue group health care coverage in the Company’s group health plans after the termination of your employment under the law known as “COBRA,” which will be described in a separate written notice.  Your eligibility to participate in the Company’s other employee benefit plans and programs ceases on the Date of Termination in accordance with the terms and conditions of each of those benefit plans and programs.

●

You are subject to continuing obligations under your Employee Confidentiality, Assignment and Noncompetition Agreement dated September 1, 2019 (the “Restrictive Covenants Agreement”) attached as Exhibit A; provided, however, that in accordance with Section 8(c) and Section 18 of the Restrictive Covenants Agreement, the Company shall waive the noncompetition provision in Section 8(c) of the Restrictive Covenants Agreement, effective on the Date of Termination, if the Agreement below becomes effective. Because of this waiver, you will not be eligible for the Garden Leave Pay specified in the Restrictive Covenants Agreement. You are required to continue to comply with all other obligations set forth in the Restrictive Covenants Agreement, including, without limitation, your obligation not to use or disclose the Company’s Proprietary Information and, during the Restricted Period, not to engage in the solicitation of customers, vendors, employees or consultants, as set forth in Sections 8(a) and 8(b) of the Restrictive Covenants Agreement (as such capitalized terms are defined therein).  Except with respect to Section 8(c), as described above, the Restrictive Covenants Agreement remains in full force and effect.

The remainder of this letter proposes the Agreement between you and the Company.  You acknowledge that you are entering into the Agreement knowingly and voluntarily.  With those understandings, you and the Company agree as follows:

1.Conditions

To receive the benefits set forth in this Agreement, you must satisfy each of the following “Conditions”: (i) enter into, not revoke and comply with this Agreement; (ii) not be terminated by the Company for Cause or resign without the Chief Executive Officer’s written approval prior to April 1, 2022; (iii) work cooperatively to the reasonable satisfaction of the Chief Executive Officer during the Transition Period; and (iv) for purposes of the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period (as such capitalized terms are defined below), enter into the certificate attached hereto as Exhibit B, which updates the release of claims set forth in Section 7 of this Agreement (the “Certificate”), within the timeframe set forth therein.  The Company agrees that if for any reason it believes you are not meeting your obligations under Section (iii) herein it will notify you in writing detailing the reasons you are not complying with this obligation and provide you with a reasonable time to cure.

2.Transition Period

(a)If you satisfy the Conditions, your employment with the Company will continue, along with the compensation and benefits specified below, until April 1, 2022, unless you are sooner terminated by the Company for Cause, you resign or you and the Company agree in writing to extend your employment.  During the Transition Period, you will continue to serve as the President and Chief Operating Officer and provide services for the Company on a full-time basis, unless otherwise requested by the Chief Executive Officer.  The Company anticipates that you will focus on transitional duties and working with the Company to hire a new Chief Financial Officer during the Transition Period, although you may be required to perform other reasonable duties as requested by the Company.  For the avoidance of doubt, Good Reason shall not apply during the Transition Period, and you hereby waive any right to terminate your employment for Good Reason during the Transition Period.

(b)During the Transition Period, you will (i) continue to be paid your Base Salary, (ii) remain eligible to participate in the Company’s group employee benefit plans and (iii) continue to vest in the stock options and any other stock-based equity awards granted to you by the Company (collectively, the “Equity Awards”), consistent with the applicable equity incentive plan(s) and the applicable equity award agreement(s) governing the terms of such equity awards (collectively, the “Equity Documents”). Provided that you comply with this Agreement, you will receive your 2021 bonus (the “2021 Bonus”), which shall be the greater of (i) the Target Bonus or (ii) the bonus based on corporate performance.  The 2021 Bonus will be paid to you at the time that the Company pays its executives their annual incentive compensation for 2021, which will be no later than March 15, 2022.

(c)If the Company terminates your employment for Cause, or if you fail to satisfy any of the Conditions, your employment will end immediately and you will cease vesting as of the Date of Termination, you shall be entitled to the Accrued Obligations and you shall have no right to the Health Benefits, the 2022 Prorated Bonus, the Extended Exercise Period or any other post-employment compensation or benefits from the Company.

3.Ending of Employment

Your employment with the Company will end on the Date of Termination.  You and the Company acknowledge and agree that all notice obligations under Section 4(a) of the Employment Agreement have been satisfied.  To the extent applicable, you shall be deemed to have resigned from all officer and board member positions that you hold with the U.S. Subsidiary, the Parent or any of their respective subsidiaries or affiliates upon the Date of Termination (or sooner, if requested by the Chief Executive Officer), and you agree to execute any documents reasonably requested by the Company in order to effectuate such resignations. As of the Date of Termination, you shall have no further employment or service relationship with the U.S. Subsidiary, the Parent or any of their respective subsidiaries or affiliates.

4.Health Benefits

If you satisfy the Conditions, including, without limitation, signing the Certificate, and timely elect and are eligible for COBRA health continuation, then the Company shall pay the monthly employer COBRA premium for the same level of group health coverage as in effect for you and your family on the Date of Termination until the earliest of the following: (i) the six (6) month anniversary of the Date of Termination, (ii) your eligibility for group health coverage through other employment or (iii) the end of your eligibility under COBRA for continuation coverage for health care (the “Health Benefits”).  You will be responsible for paying the remaining portion of the premiums for such coverage as if you remained employed. You agree to notify the Company promptly if you become eligible for group health care coverage through another employer.  You also agree to respond promptly and fully to any reasonable requests for information by the Company concerning your eligibility for such coverage.  If applicable, you may continue coverage after the six (6) month anniversary of the Date of Termination entirely at your own expense for the remainder of the COBRA continuation period, subject to continued eligibility. The Company will also pay any administrative fee needed if permitted by applicable law.

5. 2022 Prorated Bonus

If you satisfy the Conditions, including, without limitation, signing the Certificate, then the Company will pay you a prorated bonus for calendar year 2022 based on the later of (i) the Date of Termination and (ii) March 31, 2022 (the “2022 Prorated Bonus”), to be paid on the first practicable payroll date following the Effective Date of the Certificate (as defined in the Certificate).

6.Extended Exercise Period

If you satisfy the Conditions, including, without limitation, signing the Certificate, then subject to the approval of the Board of Directors of the Parent (or the Compensation Committee thereof) which will occur no later than November 15, 2021 and notwithstanding anything to the contrary in Equity Documents, the Company shall extend the exercise period with respect to the vested shares of your stock options as of the Date of Termination until the earlier of (A) the one year anniversary of the Date of Termination or (B) the expiration date of the applicable stock option (the “Extended Exercise Period”).  You are advised to consult with your tax advisor regarding the tax impact of the Extended Exercise Period.  Except as set forth herein, the terms of the Equity Documents shall continue in full force in all respects.

7.Release of Claims

In consideration for, among other terms, the opportunity to continue your employment during the Transition Period and receive the associated compensation, benefits and equity vesting during such time, the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period, to which you acknowledge you would otherwise not be entitled, you voluntarily release and forever discharge the U.S. Subsidiary, the Parent, all of the U.S. Subsidiary’s and the Parent’s respective affiliated and related entities, each of the foregoing’s respective predecessors, successors and assigns, employee benefit plans and fiduciaries of such plans, and the current and former officers, directors, shareholders, employees, attorneys, accountants and agents of each of the foregoing in their official and personal capacities (collectively referred to as the “Releasees”) generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown (“Claims”) that, as of the date when you sign this Agreement, you have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees.  This release includes, without limitation, all Claims:

●	relating to your employment by and termination of employment with the Company;
●	of wrongful discharge or violation of public policy;

●	of breach of contract;
●	of defamation or other torts;
●

of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of discrimination or retaliation under the Americans with Disabilities Act, the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964 and the Massachusetts Fair Employment Practices Act);

●	under any other federal or state statute (including, without limitation, Claims under the Worker Adjustment and Retraining Notification Act or the Fair Labor Standards Act);
●	under English law;
●

for wages, bonuses, incentive compensation, commissions, stock, stock options, vacation pay or any other compensation or benefits, either under the Massachusetts Wage Act, M.G.L. c. 149, §§148-150C, or otherwise; and

●	for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees;

provided, however, this release shall not apply to Claims that cannot be released as a matter of law nor shall it affect your rights under this Agreement, your rights, if any, to vested accrued benefits pursuant to the Company’s employee benefits plan(s), your rights to indemnification by the Company pursuant to the Company’s organizational documents or any indemnification agreement between you and the Company, or coverage, if any, under applicable directors’ and officers’ insurance policies.

You agree not to accept damages of any nature, other equitable or legal remedies for your own benefit or attorney’s fees or costs from any of the Releasees with respect to any Claim released by this Agreement.  As a material inducement to the Company to enter into this Agreement, you represent that you have not assigned any Claim to any third party.  You represent that as of the Company’s most recent payroll payment of salary or wages to you, you were fully paid for all salary or wages then due to you, and that except as explicitly set forth in this Agreement, you are not entitled to any further compensation from the Company.

8.Continuing Obligations

You hereby reaffirm your obligations under the Restrictive Covenants Agreement, including without limitation not to disclose Proprietary Information, not to solicit the Company’s customers, vendors, employees or consultants and to return Company property, the terms of which are incorporated by reference as material terms of this Agreement; provided, however, and notwithstanding the foregoing, if this Agreement becomes effective, the noncompetition obligation in Section 8(c) of the Restrictive Covenants Agreement is hereby waived by the Company, effective as of the Date of Termination.  Your continuing obligations to the Company pursuant to the Restrictive Covenants Agreement, Section 8 of the Employment Agreement and Sections 9 through 11 of this Agreement are collectively referred to as the “Continuing Obligations.”

9.Return of Property

You acknowledge and agree that you are required to return all Proprietary Information to the Company upon the ending of your employment pursuant to the Restrictive Covenants

Agreement.  By signing below, you agree that no later than the Date of Termination (or earlier, if requested by the Company), you will return to the Company, without altering, deleting or purging any files or documents that may contain Company information, all “Company Property,” which shall include, without limitation, computer equipment, Company laptop, software, keys and access cards, credit cards, files and any documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or its business relationships (in the latter two cases, actual or prospective).  After returning all such Company Property to the Company, you must take all reasonable steps to delete and empty the trash and finally purge any duplicates of files or documents that may contain Company information from any non-Company computer or other device that remains your property after the Date of Termination.  In the event that you discover that you continue to retain any such property, you must return it to the Company immediately.  This Section 9 is in lieu of your obligations relating to returning property to the Company pursuant to the Restrictive Covenants Agreement, but does not affect any other obligations in the Restrictive Covenants Agreement or otherwise.

10.Noncompetition Agreement

In order to protect the Company’s Proprietary Information and goodwill, and in connection with your separation from employment with the Company, you agree that for a period of one year following the Date of Termination, you shall not, directly or indirectly, whether as owner, partner, shareholder, director, manager, consultant, agent, employee, co-venturer or otherwise, anywhere in the world, engage or otherwise participate in any business that is, in whole or in part, engaged in or actively planning to become engaged in researching, developing or manufacturing ex vivo autologous gene therapies.  You acknowledge that this covenant is necessary because the Company’s legitimate business interests cannot be adequately protected solely by the other covenants in this Agreement. You acknowledge and agree that this Section 10 applies in lieu of Section 8(c) of the Restrictive Covenants Agreement, which the Company has waived as of the Date of Termination pursuant to Section 8 above, and that you are not entitled to any Garden Leave Pay under the Restrictive Covenants Agreement. For the avoidance of doubt, the remainder of the Restrictive Covenants Agreement remains in full force and effect and is incorporated by reference herein.

11.Non-Disparagement

(a)Subject to Section 12 of this Agreement, you agree not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) that are disparaging about or adverse to the business interests of the U.S. Subsidiary, the Parent, any of the U.S. Subsidiary’s or the Parent’s respective affiliates, or any of the foregoing’s therapies, products or current or former officers, directors, shareholders, employees, managers or agents.  These non-disparagement obligations shall not apply to truthful testimony in any legal proceeding.

(b)The Company agrees to instruct current members of the Parent’s Board of Directors and the Executive Leadership Team not to take any action or make any statements (whether written, oral, through social or electronic media or otherwise) during their engagement or employment with the Company that are disparaging about or adverse to you.  These non-disparagement obligations shall not in any way affect the obligation of the Company or any of its employees, officers or directors to testify truthfully in any legal proceeding, to communicate truthfully with its shareholders, employees and contractors about matters related to the Company or to cooperate in a government investigation.

12.Protected Disclosures

Nothing in this Agreement or otherwise limits any person’s: (i) obligation to testify truthfully in any legal proceeding; (ii) right to file a charge or complaint with any federal agency (such as the Equal Employment Opportunity Commission) or any state or local governmental agency or commission (together, a “Government Agency”); or (iii) ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency.  If you file any charge or complaint with any Government Agency and if the Government Agency pursues any claim on your behalf, or if any other third party pursues any claim on your behalf, you waive any right to monetary or other individualized relief (either individually or as part of any collective or class action); provided that nothing in this Agreement limits any right you may have to receive a whistleblower award or bounty for information provided to the Securities and Exchange Commission.

13.Tax Treatment; Section 409A

(a)Nothing in this Agreement shall be construed to limit the Company’s ability to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports.  Payments under this Agreement shall be in amounts net of any such deductions or withholdings and nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

(b)Anything in this Agreement to the contrary notwithstanding, if at the time of your separation from service within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Company determines that you are a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that you become entitled to under this Agreement or otherwise on account of your separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after your separation from service, or (B) your death.  To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon your termination of employment, then such payments or benefits shall be payable only upon your “separation from service.”  The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A‑1(h).  The parties intend that this Agreement will be administered in accordance with Section 409A of the Code.  To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code.  Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A‑2(b)(2).  The Company makes no representation or warranty and shall have no liability to you or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

14.Other Provisions

(a)Relief.  In the event that you fail to comply with any of your obligations under this Agreement (including the Continuing Obligations), then in addition to any other legal or equitable remedies it may have for such breach, the Company shall have the right to terminate your employment (if you are still employed) and, to the extent applicable, terminate the Health Benefits, the 2022 Prorated Bonus and any other benefits provided under this Agreement other than the Accrued Obligations, and, if applicable, seek repayment of such benefits.  Any such consequences of a breach by you of your obligations under this Agreement will not affect the release in Section 7 or your continuing obligations under this Agreement.  Further, you agree that it would be difficult to measure any harm caused to the Company that might result from any breach by you of any of the Continuing Obligations and that, in any event, money damages would be an inadequate remedy for any such breach. Accordingly, you agree that if you breach,  the Company shall be entitled, in addition to all other remedies it may have, to specific performance and other injunctive relief, without the posting of a bond, and that you will be obligated to pay the Company’s costs of enforcement of the Continuing Obligations, including reasonable attorneys’ fees and expenses.

(b)Absence of Reliance.  In signing this Agreement, you are not relying upon any promises or representations made by anyone at or on behalf of the Company.

(c)Jurisdiction.  You and the Company hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts.  Accordingly, with respect to any such court action, you (a) submit to the personal jurisdiction of such courts; (b) consent to service of process; and (c) waive any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

(d)Governing Law; Interpretation.  This Agreement shall be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.  In the event of any dispute, this Agreement is intended by the parties to be construed as a whole, to be interpreted in accordance with its fair meaning, and not to be construed strictly for or against either you or the Company or the “drafter” of all or any portion of this Agreement.

(e)Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of the Continuing Obligations) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

(f)Waiver; Amendment.  No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party.  The failure of a party to require the performance of any term or obligation of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.

(g)Assignment; Successors and Assigns.  Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement (including the Restrictive Covenants Agreement) without your consent to any affiliate or to any person or entity with whom the Company shall hereafter effect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets.  This Agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and the Company’s respective successors, executors, administrators, heirs and permitted assigns.

(h)Entire Agreement.  This Agreement, including the Continuing Obligations, constitutes the entire agreement between you and the Company regarding the subject matter hereof and supersedes any previous agreements or understandings between you and the Company regarding such subject matter, including, without limitation, the Employment Agreement, provided that the Restrictive Covenants Agreement (except for Section 8(c), which has been waived), the Equity Documents (subject to the terms of this Agreement), and any other obligations specifically preserved in this Agreement shall remain in full force and effect.

(a)Time for Consideration; Effective Date.  You understand and acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days from your receipt of this Agreement before signing it (the “Consideration Period”).  To accept this Agreement, you must execute the unmodified Agreement via DocuSign so that it is received by the Company at or before the expiration of the Consideration Period.  If you sign this Agreement before the end of the Consideration Period, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire Consideration Period.  For the period of seven (7) business days from the date when you sign this Agreement, you have the right to revoke this Agreement by written notice to John Cerio (john.cerio@orchard-tx.com), provided that such notice is delivered so that it is received at or before the expiration of the seven (7) business day revocation period.  This Agreement shall not become effective or enforceable during the revocation period.  This Agreement shall become effective on the first business day following the expiration of the revocation period (the “Effective Date”).

For the avoidance of doubt, (i) if you breach any of the provisions of the Agreement during the Consideration Period, the offer of this Agreement may be withdrawn and your execution of the Agreement will not be valid, and (ii) if you do not enter into this Agreement, then your employment will end but you will not be entitled to any of the benefits set forth in this Agreement.

(i)Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, but all of which together shall constitute one and the same document. Electronic and pdf signatures shall be deemed to be of equal force and effect as originals.

[Signature page follows]

Please indicate your agreement to the terms of this Agreement by signing and returning the executed Agreement within the time period set forth above.

Sincerely,

PARENT

ORCHARD THERAPEUTICS PLC

By:__________________________________

Name:

Title:

Date:

U.S. SUBSIDIARY

ORCHARD THERAPEUTICS NORTH AMERICA

By:__________________________________

Name:

Title:

Date:

This is a legal document.  Your signature will commit you to its terms.  The Company advises you to consult with an attorney before signing this Agreement.  By signing below, you acknowledge that you have carefully read and fully understand all of the provisions of this Agreement and that you are knowingly and voluntarily entering into this Agreement.

______________________________________________________________________

Frank Thomas Date

Exhibit A

Restrictive Covenants Agreement

[See Exhibit 10.15 on the Company’s Form 10-K filed February 27, 2020]

Exhibit B

Certificate Updating the Release of Claims

I, Frank Thomas, hereby acknowledge and certify that I entered into a Transitional Services Agreement with Orchard Therapeutics plc (the “Parent”) and Orchard Therapeutics North America (the “U.S. Subsidiary”, and together with the Parent, the “Company”), in connection with the ending of my employment (the “Agreement”).  Capitalized terms used herein and not otherwise defined have the meanings ascribed to such terms in the Agreement.  Pursuant to the Agreement, and provided that I have satisfied the Conditions, I am required to execute this certificate, which updates the release of claims set forth in Section 7 of the Agreement (this “Certificate”), in order to be eligible for the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period.  I understand that I may not sign this Certificate until on or after the Date of Termination and that I must return it to the Company within seven (7) days after the Date of Termination as set forth below.

I, therefore, agree as follows:

1.	A copy of this Certificate was attached to the Agreement as Exhibit B.
2.

In consideration of the benefits contained in the Agreement, including but not limited to the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period, for which I become eligible only if I sign this Certificate, I hereby extend the release of claims set forth in Section 7 of the Agreement to any and all Claims that arose after the date I signed the Agreement through the date I signed this Certificate, subject to all other exclusions and terms set forth in the Agreement.

3.

I have carefully read and fully understand all of the provisions of this Certificate, I knowingly and voluntarily agree to all of the terms set forth in this Certificate, and I acknowledge that in entering into this Certificate, I am not relying on any representation, promise or inducement made by the Company or its representatives with the exception of those promises contained in this Certificate and the Agreement.

4.

To receive the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period, I must execute the unmodified Certificate via DocuSign so that it is received by the Company within seven (7) days following the Date of Termination.  If I do not sign the Certificate, my employment will end and I will not be entitled to the Health Benefits, the 2022 Prorated Bonus and the Extended Exercise Period set forth in the Agreement. This Certificate shall become effective on the date that the Company receives the executed copy (the “Effective Date of the Certificate”).

5.	I agree that this Certificate is part of the Agreement.

______________________________________________________________________

Frank Thomas Date